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                                                                  Exhibit 5.(a)



                                 July 16, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Esenjay Exploration, Inc.

Ladies and Gentlemen:

     We have represented Esenjay Exploration, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended, of up to 4,600,000 shares (the "Primary Shares") of its common stock, par value $.01 per share ("Common Stock"), warrants (the "Warrants") to purchase up to 210,000 shares of Common Stock, and 210,000 shares of Common Stock issuable upon exercise of such warrants (the "Warrant Shares"). In such capacity, we have examined the Certificate of Incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that:

   (i) the 4,600,000 Primary Shares will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, outstanding shares of the Company's Common Stock;

   (ii) the Warrants will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable warrants of the Company; and

   (iii) the Warrant Shares will, upon issuance in accordance with the terms of the Warrants, be duly authorized, validly issued, fully paid and non-assessable outstanding shares of the Company's Common Stock.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Porter & Hedges, L.L.P.

                                            PORTER & HEDGES, L.L.P.